                                                                    Exhibit 2.1

No. of the Roll of Deeds for 2007 K

SALE AND PURCHASE AGREEMENT

Done at Dusseldorf on January 29, 2007. Before me, the undersigned notary Dr. Marcus Kampfer with official residence at Dusseldorf, appeared identified by their ID-Cards:

1. Mr. Joachim Hasselbach, born on June 4, 1971 business address: Mainzer Landstrasse 46, 60325 Frankfurt a. M., acting not in his own name but by virtue of a power of attorney, the original of which was presented for this notarization and a copy of which is attached to this deed, as agent for excluding personal liability Hirschmann Electronics Holding S.A., 7A rue Stumper, L-2557, Luxembourg (hereinafter referred to as "Seller"),

2. Mr. Christof Alexander Schneider, born on October 19, 1975 business address Benrather Strasse 18-20, 40213 Dusseldorf, acting not in his own name but by virtue of powers of attorney, the copies of which were presented for this notarization and copies of which are attached to this deed, as agent for excluding personal liability, confirming to submit the originals of such powers of attorney,

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                                                                               2


Belden Europe B.V., Edisonstraat 9, 5928 Venlo, The Netherlands (hereinafter referred to as "Purchaser")

and

Belden CDT, Inc., 7701 Forsyth Boulevard, Suite 800, St. Louis, MO 63105, USA (hereinafter referred to as "Purchaser Guarantor")

The acting notary and the persons appearing have sufficient knowledge of the English language.

The persons appearing requested the notarization of the following:

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                                                                               3


                           SALE AND PURCHASE AGREEMENT

                            REGARDING ALL THE SHARES

                          IN HIRSCHMANN INDUSTRIES GMBH

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                                                                               4


                                TABLE OF CONTENTS

Definitions...............................................................    6
Preamble..................................................................   10
1.  Sale and Assignment...................................................   14
2.  Repayment of Financial Debt...........................................   15
3.  Purchase Price........................................................   15
4.  Seller's Certificate and Final Share Purchase Price...................   18
5.  Signing Date, Closing Date, Closing Conditions........................   20
6.  Merger Control Proceedings; Other Regulatory Requirements; Withdrawal
    Rights................................................................   22
7.  Seller's Representations and Warranties...............................   24
8.  Limitation of Seller's Liability......................................   30
9.  Purchaser's Representations and Warranties; Seller's Waiver and
    Purchaser's Indemnity.................................................   32
10. Further Covenants of the Parties......................................   34
11. Tax Indemnity.........................................................   36
12. Guarantee.............................................................   38
13. Other Specific Indemnities............................................   38
14. Confidentiality.......................................................   38
15. Miscellaneous.........................................................   39
16. Severability..........................................................   42

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                                                                               5


                           SALE AND PURCHASE AGREEMENT

between

1. Hirschmann Electronics Holding S.A., 7A rue Stumper, L-2557, Luxembourg (hereinafter referred to as "SELLER"),

2. Belden Europe B.V., Edisonstraat 9, 5928 Venlo, The Netherlands (hereinafter referred to as "PURCHASER")

3.   Belden CDT, Inc., 7701 Forsyth Boulevard, Suite 800, St. Louis, MO 63105,
     USA
     (hereinafter referred to as "PURCHASER GUARANTOR")

(Seller and Purchaser hereinafter collectively referred to as "PARTIES", each of them being a "PARTY")
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                                                                               6


     DEFINITIONS

"AKTG" shall mean the German Stock Corporation Act (Aktiengesetz);

"BALANCING AMOUNT" shall have the meaning set out in Clause 3.3;

"BANKS" shall have the meaning set out in Preamble (G);

"BENEFICIARIES" shall have the meaning set out in Clause 9.2;

"BEST ESTIMATE STATEMENT" shall have the meaning set out in Clause 3.2;

"BGB" shall mean the German Civil Code (Burgerliches Gesetzbuch);

"BREACH" shall have the meaning set out in Clause 7.2;

"BUSINESS DAY" shall have the meaning set out in Clause 3.6.1;

"CASH" shall have the meaning set out in Clause 3.2(a);

"CLOSING" shall have the meaning set out in Clause 5.2;

"CLOSING ACTIONS" shall have the meaning set out in Clause 5.4;

"CLOSING DATE" shall have the meaning set out in Clause 5.2;

"COMPANY" shall have the meaning set out in Preamble (A);

"COMPETING BUSINESS" shall have the meaning set out in Clause 10.5;

"CONDITIONS PRECEDENT" shall have the meaning set out in Clause 1.3;

"ECONOMIC TRANSFER DATE" shall have the meaning set out in Clause 5.1.3;

"ESCROW ACCOUNT" shall have the meaning set out in the Escrow Agreement;

"ESCROW AGREEMENT" shall have the meaning set out in Preamble (K);

"EXPERT" shall have the meaning set out in Clause 4.4;

"FINANCIAL DEBT" shall have the meaning set out in Clause 3.2(b);

"FINAL PURCHASE PRICE" shall have the meaning set out in Clause 4.5;

"FINANCIAL STATEMENTS" shall have the meaning set out in Clause 7.1.10;

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                                                                               7


"GMBHG" shall mean the German Limited Liability Companies Act (GmbH-Gesetz);

"GROUP" shall have the meaning set out in Preamble (D);

"GROUP'S PRO-FORMA BALANCE SHEET" shall have the meaning as set out in Clause
4.1;

"HAC" shall have the meaning as set out in Preamble (B);

"HAC JOINT VENTURE COMPANIES" shall have the meaning as set out in Preamble (D);

"HAC SUBSIDIARIES" shall have the meaning as set out in Preamble (D);

"HCC" shall have the meaning as set out in Preamble (F);

"HCC LUXCO" shall have the meaning set out in Schedule (F);

"HCC PLTA AGREEMENT" shall have the meaning set out in Preamble (L);

"HCC PURCHASE PRICE" shall have the meaning set out in Schedule (F);

"HCC RESTRUCTURING" shall have the meaning set out in Preamble (F);

"HCC SUBSIDIARIES" shall have the meaning as set out in Preamble (F);

"HCC TRANSFER" shall have the meaning as set out in Schedule (F);

"HE" shall have the meaning as set out in Preamble (B);

"HGB" shall mean the German Commercial Code (Handelsgesetzbuch);

"HIRSCHMANN GROUP COMPANIES" shall have the meaning set out in Preamble (D);

"HV" shall have the meaning as set out in Preamble (B);

"KEY EMPLOYEES" shall have the meaning set out in Claus 7.1.9 (g).

"MATERIAL ADVERSE CHANGE" shall have the meaning as set out in Clause 6.6;

"MEZZANINE CREDIT AGREEMENT" shall have the meaning set out in Preamble (G);

"MICROLOG" shall have the meaning as set out in Preamble (C);

"PARTIES" shall have the meaning set out in the deed caption;

"PRELIMINARY PLTA AMOUNT" shall have the meaning set out in Preamble (L);

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                                                                               8


"PURCHASE PRICE" shall have the meaning set out in Clause 3.1;

"PURCHASE PRICE INTEREST" shall have the meaning set out in Clause 3.5;

"PURCHASER" and "PURCHASER GUARANTOR" shall have the meaning set out in the deed caption;

"PURCHASER'S CLAIM" shall have the meaning set out in Clause 8;

"REGULATORY CLEARANCES" shall have the meaning set out in Clause 1.3.1;

"SELLER" shall have the meaning set out in the deed caption;

"SELLER'S ACCOUNT" shall have the meaning set out in Clause 5.4(c);

"SELLER'S BEST KNOWLEDGE" shall mean the actual knowledge as of the Signing Date of a certain fact or circumstance in relation to Seller's Guarantees contained in Section 7.1 of the following persons set forth under A. after due inquiry with the following persons set forth under B.

A: Justin von Simson, Martin Block, Reinhard Sitzmann, Viktor Schicker and Dr Georg Schneider.

B: The current managing directors (Geschaftsfuhrer) of the Hirschmann Group Companies as well as Gotz-Rudiger Muller with respect to environmental matters and Laurence Burns with respect to the HAC Joint Venture Companies.

"SELLER'S FINAL PURCHASE PRICE CALCULATION" shall have the meaning set out in Clause 4.2;

"SELLER'S GROUP" shall have the meaning set out in Clause 7.1.12.

"SENIOR AND MEZZANINE BANKS" shall have the meaning set out in Preamble (G);

"SENIOR BANKS' ACCOUNT" shall have the meaning set out in Clause 5.4(d);

"SENIOR CREDIT AGREEMENT" shall have the meaning set out in Preamble (G);

"SENIOR CREDIT REPAYMENT AMOUNT" shall have the meaning set out in Clause 2;

"SENIOR FINANCE AND MEZZANINE FINANCE DOCUMENTS" shall have the meaning set out in Preamble (H);

"SHARE" shall have the meaning as set out in Preamble (E);

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                                                                               9


"SHAREHOLDER LOAN" shall have the meaning as set out in Preamble (J);

"SHAREHOLDER LOAN REPAYMENT AMOUNT" shall have the meaning as set out in Schedule (F);

"SIGNING DATE" shall have the meaning set out in Clause 5.1.1;

"TAXES" shall have the meaning set out in Clause 11.1;

"TRANSACTION" shall have the meaning set out in Clause 1.1;

"VENDOR LOAN NOTE" shall have the meaning set out in Preamble (I);

"VENDOR LOAN NOTE AMOUNT" shall have the meaning set out in Clause 2;

"WORKING CAPITAL" shall have the meaning set out in Clause 3.2(c);

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                                                                              10


     PREAMBLE

(A) The Seller is the sole shareholder of Hirschmann Industries GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Stuttgart under HRB 225801, with its corporate seat in Neckartenzlingen and business address Stuttgarter Strasse 45-51, 72654 Neckartenzlingen (Germany), (the "COMPANY").

(B)  The Company holds 100 % participations in the following companies:

     (i) Hirschmann Verwaltungs GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany with a registered share capital of EUR 25,000, registered with the commercial register of the local court of Stuttgart under HRB 225802 and with its corporate seat in Neckartenzlingen (Germany) ("HV");

     (ii) Hirschmann Electronics GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany with a registered share capital of EUR 25,000 and registered with the commercial register of the local court of Stuttgart under HRB 225933 and with its corporate seat in Neckartenzlingen (Germany), ("HE"); and

     (iii) Hirschmann Automation and Control GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany with a registered share capital of EUR 30,000 and registered with the commercial register of the local court of Stuttgart under HRB 225927 with its corporate seat in Neckartenzlingen (Germany) ("HAC").

(C)  HE holds the following participations:

     (i) a participation of 30 % in Microlog Logistische Dienstleistungen GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany with a registered share capital of EUR 52,000 and registered with the commercial register of the local court of Stuttgart under HRB 220123 and with its corporate seat in Neckartenzlingen (Germany) ("MICROLOG"); and

     (ii) a participation of approx. 1.2% in Esslinger Wohnungsbau GmbH, a limited liability company incorporated under laws of Germany with a registered share capital of EUR 4,606,000 and registered with the commercial register of the local court of Stuttgart under HRB 210007 and with its corporate seat in Esslingen (Germany).

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                                                                              11


(D)  HAC holds 100 % participations in the following companies:

     (i) Hirschmann Automation and Control B.V., a limited liability company incorporated under the laws of The Netherlands with a registered share capital of EUR 620,000 and registered with the chamber of commerce Gooi- en Eemland under dossier no. 32025053 and with its corporate seat in Weesp (The Netherlands);

     (ii) Hirschmann Automation and Control S.A.S., a simplified stock corporation incorporated under the laws of France with a registered share capital of EUR 762,245.09 and registered with the chamber of commerce and companies Pontoise under identification no. 300 209 129 and with its corporate seat in Domont (France);

     (iii) Hirschmann Automation and Control, S.L., a limited liability company incorporated under the laws of Spain with a registered share capital of EUR 300,000 and registered with the commercial register of Madrid under no. B84125574 and with its corporate seat in Madrid (Spain);

     (iv) Hirschmann Automation and Control Ltd., a private limited company incorporated under the laws of the United Kingdom with a registered share capital of GBP 50,000 and registered with the registrar of companies for England and Wales under company no. 2448999 and with its corporate seat in Birmingham (United Kingdom);

     (v) Hirschmann Automation and Control Pte. Ltd., a limited private company incorporated under the laws of Singapore with a registered share capital of SGD 500,000 and registered with the accounting and corporate regulatory authority under registration no. 199705010D and with its corporate seat in Singapore (Singapore);

     (vi) Hirschmann Automation and Control (Shanghai) Co. Ltd., a limited private company incorporated under the laws of the People's Republic of China with a registered share capital of USD 200,000 and registered with Shanghai Industrial and Commercial Management Bureau, Pudong New District Branch under ref. no. 0539373 and with its corporate seat in Shanghai (People's Republic of China) and

     (vii) Hirschmann Automation and Control Inc., a corporation incorporated under the laws of the State of Delaware (United States of America) with a registered share capital of USD 700 and registered in Delaware under registration no. 0850629 and with its corporate seat in Chambersburg (PA) (United States of America) ((i) to (vii) collectively referred to as "HAC SUBSIDIARIES").

     Furthermore, HAC holds 50 % participations in the following joint venture companies:

     (viii) Xuzhou PAT Control Technology Co. Ltd. a private limited company incorporated

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                                                                              12


          under the laws of the People's Republic of China with a registered share capital of DEM 2,000,000 and registered with Jiangsu Province Xuzhou Industrial and Commercial Management Bureau, under ref. no. SuXu 000478 and with its corporate seat in Xuzhou (People's Republic of China);

     (ix) Ningbo Hirschmann Electronics Co. Ltd. a private limited company incorporated under the laws of the People's Republic of China with a registered share capital of USD 500,000 and registered with Ningbo Industrial and Commercial Management Bureau, under ref. no. 0959795 and with its corporate seat in Yuyao (People's Republic of China) and

     (x) Xuzhou Hirschmann Electronics Co. Ltd. a private limited company incorporated under the laws of the People's Republic of China with a registered share capital of EUR 2,400,000 and registered with Jiangsu Province Xuzhou Industrial and Commercial Management Bureau, under ref. no. 1005898 and with its corporate seat in Xuzhou (People's Republic of China) ((viii) to (x) collectively referred to as "HAC JOINT VENTURE COMPANIES"; and

     (xi) a participation of 90% in PAT-DST (Malaysia) Sdn Bhd. i.L., Jin Tengah, Malaysia, with an authorised capital of RM 100,000 and registered with the Malaysian Company's register under company no. 257624-D.

     (Company, HV, HE, HAC and HAC Subsidiaries are collectively referred herein as the "HIRSCHMANN GROUP COMPANIES" or as the "GROUP").

(E) The Company's share capital amounts to EUR 25,000 (in words: twenty five thousand Euros) and is represented in a single share. The share in the Company ("SHARE") is held by the Seller.

(F) The Company held a 100 % participation in Hirschmann Car Communication GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany with a registered share capital of EUR 25,000 and registered with the commercial register of the local court of Stuttgart under HRB 225926 and with its corporate seat in Neckartenzlingen (Germany) ("HCC") which holds 100 % participations in the following companies:

     (i) Hirschmann Car Communication S.A.S., a simplified stock corporation incorporated under the laws of France with a registered share capital of EUR 40,000 and registered with the chamber of commerce and companies Pontoise under identification no. 481484210 and with its corporate seat in Domont (France);

     (ii) Hirschmann Car Communication Inc., a corporation incorporated under the laws of the State of Delaware (United States of America) with a registered share capital of

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                                                                              13


          USD 1,000 and registered in Delaware under the registration-number 3936841 and with its corporate seat in Auburn Hills (MI) (United States of America) and

     (iii) Hirschmann Car Communication Kft., a private limited company incorporated under the laws of Hungary with a registered share capital of HUF 742,520 and registered with the Registry court of Bekes County under no. 04-09-007210 and with its corporate seat in Bekescsaba (Hungary) ((i) to (iii) collectively referred to as "HCC SUBSIDIARIES").

     In the course of a pre-Transaction restructuring, the Company sold and transferred its 100 % participation in HCC to HCC LuxCo as defined in SCHEDULE (F) ("HCC RESTRUCTURING"). An overview of the steps of this pre-Transaction restructuring (including the effective dates of the different steps) is set out in SCHEDULE (F); the relevant documentation, as referred to in SCHEDULE (F), has been made available to the Purchaser prior to the Signing Date.

(G) The Company, other Hirschmann Group Companies, HCC and the HCC Subsidiaries as borrowers and/or guarantors on the one hand and NIBC Bank N.V. (as security agent) and other banks and financial institutions (the "SENIOR AND MEZZANINE BANKS" also collectively referred to as the "BANKS") on the other hand are parties to a senior credit agreement of 2 February 2004 as amended from time to time regarding a senior credit initially in the principal amount of EUR 55,000,000 (the "SENIOR CREDIT AGREEMENT") and a mezzanine credit agreement, as amended from time to time regarding a mezzanine credit initially in the principal amount of EUR 5,000,000 (the "MEZZANINE CREDIT AGREEMENT"). The principal amount plus interest thereon under the Mezzanine Credit Agreement has been fully repaid to the Mezzanine Banks. It is intended that Purchaser shall repay on the Closing Date the outstanding amounts as at the Closing Date under the Senior Credit Agreement.

(H) Under or in connection with the Senior Credit Agreement and the Mezzanine Credit Agreement, certain Hirschmann Group Companies entered into the senior finance and mezzanine finance documents (e.g. equity and intercompany subordination agreement, existing security, assignment agreements, existing ancillary facilities) the main agreements of which are listed in SCHEDULE (H) for informational purposes only (the "SENIOR FINANCE AND MEZZANINE FINANCE DOCUMENTS"), and which will terminate on the Closing.

(I) Company as borrower and Rheinmetall AG as lender are parties to a vendor note of 2 February 2004 as amended on 11 October 2006 in the principal amount of EUR 14 million (the "VENDOR LOAN NOTE").

(J) The Seller as lender and Company as borrower are parties to a shareholder loan agreement of 24 March 2004 as amended on 20 September 2005 regarding a shareholder loan initially in the principal amount of EUR 20.6 million (the "SHAREHOLDER LOAN"). Prior to the Closing

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                                                                              14


     Date (as defined below) and in connection with HCC Restructuring, the Company will be released from its obligations under the Shareholder Loan, as set out in more detail in SCHEDULE (F).

(K) The Seller intends to sell its Share and, having carried out a comprehensive due diligence review of the Group, Purchaser intends to acquire the Share pursuant to the terms and conditions set out in this Agreement and the Parties and the Escrow Agent named in such agreement have in parallel to the execution of this Agreement executed the Escrow Agreement attached hereto as SCHEDULE (K) (the "ESCROW AGREEMENT").

(L) The Company (as parent company) and HCC (as subsidiary company) had entered into a profit and loss transfer agreement which was terminated by the parties with effect of the end of 23 January 2007 (the "HCC PLTA AGREEMENT"). In order to settle the anticipated loss of HCC for the fiscal year ending 2006, by resolution dated 23 January 2007 an amount of EUR 15,000,000 (in words: fifteen million Euros) ("PRELIMINARY 2006 PLTA AMOUNT") has been withdrawn from the capital reserves of HCC and set off against the compensation claim against the Company for the actual losses incurred by HCC in the fiscal year 2006.

1.   SALE AND ASSIGNMENT

1.1 Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells and assigns to Purchaser the Share with economic effect as of the Economic Transfer Date; Purchaser hereby accepts such sale and assignment of the Share (the "TRANSACTION").

1.2 The sale and assignment of the Share shall include all ancillary rights and benefits arising from the Share after the Economic Transfer Date, including voting rights, subscription rights and dividend rights.

1.3 The assignment of the Share pursuant to Clause 1.1 is subject to the fulfilment of each of the following conditions precedent (aufschiebende Bedingungen) ("CONDITIONS PRECEDENT"), unless a Condition Precedent has been waived in accordance with Clause 1.4:

     1.3.1 approval of the Transaction by all relevant authorities in respect of the filings or approvals specified in SCHEDULE 1.3.1, and/or expiry of all relevant waiting periods without the Transaction being prohibited by the relevant authority ("REGULATORY CLEARANCES");

     1.3.2 full (i) receipt by the Seller, or confirmation of such receipt, of the Purchase Price and the Purchase Price Interest minus the Escrow Amount in the Seller's Account and (ii) receipt by the Escrow Agent of the Escrow Amount in the Escrow Account;

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                                                                              15


     1.3.3 receipt by the Senior Banks of the Senior Credit Repayment Amount on behalf of the borrowers under the Senior Credit Agreement in accordance with Clause 2 below;

     1.3.4 receipt by Rheinmetall AG of the Vendor Loan Note Amount on behalf of the Company in accordance with Clause 2 below; and

     1.3.5 receipt by HCC of the PLTA Outstanding Loss Compensation Amounts as defined below, if any.

1.4 To the extent legally permissible by applicable law, the Condition Precedent set out in Clause 1.3.1 can be waived in whole or in respect of individual jurisdictions by written agreement between Seller and Purchaser.

1.5 The consent to the assignment of the Share set out above given by the Seller as shareholder of the Company as required under the Company's articles of association is attached as SCHEDULE 1.5.

2.   REPAYMENT OF FINANCIAL DEBT

     On the Closing Date (as defined in Clause 5.2 below) Purchaser shall pay
     (i) the outstanding principal plus accrued and unpaid interest as well as any prepayment and all other charges under the Senior Credit Agreement as at the Closing Date ("SENIOR CREDIT REPAYMENT AMOUNT") on behalf of the Company, other Hirschmann Group Companies, HCC and the HCC Subsidiaries under the Senior Credit Agreement in discharge of all payment obligations under the Senior Credit Agreement; (ii) the outstanding principal plus accrued and unpaid interest as well as any other charges under the Vendor Loan Note (the "VENDOR LOAN NOTE AMOUNT") to Rheinmetall AG on behalf of the Company; and (iii) the PLTA Outstanding Loss Compensation Amounts to HCC on behalf of the Company.

3.   PURCHASE PRICE

3.1 The purchase price for the Share (the "PURCHASE PRICE") shall become due and payable on the Closing Date and shall be calculated according to the following formula:

     (a) EUR 196,997,000 (in words: one hundred ninety-six million nine hundred ninety-seven thousand Euros);

     (b)  plus Cash;

     (c)  minus the Financial Debt;

     (d) plus the amount by which the Working Capital exceeds the amount of EUR 41,370,000; and

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                                                                              16


     (e) minus the amount by which the Working Capital falls short of the amount of EUR 37,430,000.

     The amount for each of Cash, Financial Debt and Working Capital set forth in the Best Estimate Statement shall be used to calculate the Purchase Price pursuant to this Clause 3.1.

3.2  For the purposes of this Agreement:

     (a) "CASH" shall mean (a) the aggregate pro-forma consolidated amount of cash and cash equivalents within the meaning of IFRS of the Group as at the Economic Transfer Date excluding (i) items required to be held on separate accounts, as collateral or in escrow as a result of corporate, regulatory or contractual requirements after the Closing Date; and (ii) items located in any country outside Germany which, as a result of foreign exchange, taxation or other restrictions, cannot be freely transferred, without any Taxes or governmental charges, within a period of three months after the Closing Date, to Germany and
          (b) the amount which has been paid by HCC to the Company between the date of this Agreement and the Closing Date in order to settle (i) the amount by which the Preliminary 2006 PLTA Amount exceeds the loss generated by HCC in the fiscal year 2006, as shown in the statutory accounts of HCC as 31 December 2006 and to be compensated by the Company pursuant to the HCC PLTA Agreement ("TOTAL 2006 PLTA AMOUNT") and (ii) any profit generated by HCC in the time between 01 January 2007 and 23 January 2007, 24.00 hours, as shown in the interim accounts of HCC as of 23 January 2007, 24:00 hours (such accounts of HCC as referred to in the last paragraph of Section 3.2). In the event that the transfer of any items referred to above would be permitted, but be subject to taxes or other governmental charges, only an amount equal to such taxes or charges shall be excluded from Cash.

     (b) "FINANCIAL DEBT" shall mean the aggregate amount of the outstanding principal plus accrued and unpaid interest as well as any prepayment and other charges, if any, under (i) the Senior Credit Agreement and
          (ii) the Vendor Loan Note, (iii) any other interest bearing liabilities (Darlehen) (including, but not limited to liabilities due to banks, bonds, commercial papers), (iv) any loans (other than the Shareholder Loan released in accordance with para. (J) of the Preamble) granted by the Seller to any of the Hirschmann Group Companies, (v) financial liabilities from bills payable and finance leases as listed in SCHEDULE 3.2(B), in case of (i), (ii), (iii), (iv) and (v) as at the Economic Transfer Date, (vi) the amount of EUR 215,020.32 (in words: two hundred and fifteen thousand and twenty Euros and thirty two Cents) paid by HAC to HCC after the Economic Transfer Date but prior to the Signing Date for the transfer of certain assets relating to measuring devices (Messzentrale), (vii) the amount by

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                                                                              17


          which the Total 2006 PLTA Amount exceeds the Preliminary PLTA Amount and (viii) any loss generated by HCC in the time between 01 January 2007 and 23 January 2007, 24.00 hours, as shown in interim German GAAP accounts of HCC as of 23 January 2007, 24.00 hours (as referred to in the last paragraph of Section 3.2) ((vii) and (viii) together the "PLTA OUTSTANDING LOSS COMPENSATION AMOUNTS").

     (c) "WORKING CAPITAL" shall mean the aggregate pro-forma consolidated amount of all (i) inventory (Vorrate); (ii) plus trade receivables (Forderungen aus Lieferungen und Leistungen) and (iii) minus trade payables (Verbindlichkeiten aus Lieferungen und Leistungen) and prepayments received (erhaltene Anzahlungen) within the meaning of IFRS as at the Economic Transfer Date.

     The Seller shall submit to the Purchaser at least five (5) Business Days prior to the Closing Date a statement showing a best estimate of the amount of Cash, Financial Debt and Working Capital (the "BEST ESTIMATE STATEMENT") together with (i) a statement of the amount of the Purchase Price payable according to Clause 3.1, (ii) executed release letters of or agreements with the Senior Banks evidencing the full release or retransfer, as the case may be, of all security rights granted to the Senior Banks and Mezzanine Banks in connection with the Senior Credit Agreement and the Mezzanine Credit Agreement upon receipt of the Senior Credit Repayment Amount by the Senior Banks, and (iii) executed letter of Rheinmetall AG confirming the full release of the Company under the Vendor Loan Note upon receipt of the Vendor Loan Note Amount as well as (iv) the audited statutory year-end and non-audited interim accounts, respectively, of HCC as of 31 December 2006 and 24 January 2007. The Best Estimate Statement shall include reasonable explanations of any deviations from the relevant amounts as derived from the financial statements referred to in 7.1.10 (B) below and from the Preliminary 2006 PLTA Amount, respectively. Purchaser shall have the opportunity to comment on the Best Estimate Statement within two (2) Business Days after it has been submitted to it, and the Parties agree to discuss, prior to the Closing Date, in good faith any changes proposed by Purchaser.

3.3 If upon completion of the procedure set forth in Clause 4 below, there is a difference between the Purchase Price and the Final Purchase Price, the difference (the "BALANCING AMOUNT"), together with interest thereon at a rate of six (6) % per annum (calculated on the basis of 365 days per year) from and including the Closing Date up to and including the date of actual payment, shall be due and payable ten (10) Business Days after the Final Purchase Price shall have become binding on the Parties pursuant to Clause 4 below as follows:

     (a) if the Final Purchase Price is higher than the Purchase Price, the Purchaser shall pay the Balancing Amount plus all interest payable under this Clause 3.3 to the Seller; and

     (b) if the Final Purchase Price is lower than the Purchase Price, the Seller shall pay to the Purchaser the Balancing Amount plus interest thereon calculated in accordance with this Clause 3.3.

3.4 The Purchase Price shall bear interest at a rate of six (6) % per annum as from and including the Economic Transfer Date until and including the Closing Date ("PURCHASE PRICE INTEREST"). If the Purchase Price is adjusted in accordance with this Section 3, such interest shall be adjusted accordingly (on the basis of the Final Purchase Price) and the adjustment amount shall become payable with the Balancing Amount.

3.5 All payments under or in connection with this Agreement shall be made by wire transfer for value as of the Closing Date of immediately available funds, free of all taxes, bank charges (other than those which may be charged by the recipient's bank) and other deductions.

3.6  If any payment under or in connection with this Agreement:

     3.6.1 falls due on a Saturday, Sunday or public holiday in Luxemburg, Germany or the United Kingdom such payment shall be payable on the next day on which the banks in Luxemburg, Germany and the United Kingdom are open to transact business ("BUSINESS DAY"); and

     3.6.2 is not made in full when due, the outstanding amount shall bear interest at a rate of 12 (twelve) % per annum from and including the date payment was due until and including to the date of actual payment.

3.7 Purchaser or Seller shall not be entitled to exercise a right of set-off (Aufrechnung) or retention (Zuruckbehaltungsrecht) with respect to its obligations to pay the Purchase Price, the Purchase Price Interest or to make any other payments under this Agreement, unless the respective Party's claim on which such Party has based its right of set-off or retention has been acknowledged by the other Party in writing or has been determined by a final and non-appealable court judgement or arbitral award, as the case may be.

4.   SELLER'S CERTIFICATE AND FINAL SHARE PURCHASE PRICE

4.1 The Seller shall prepare without undue delay after the Signing Date a year-end pro-forma consolidated balance sheet (Pro-Forma Konzernbilanz) of the Group including the income statement (for the avoidance of doubt, without considering HCC and HCC Subsidiaries) as of 31 December 2006 (the "GROUP'S PRO-FORMA BALANCE SHEET") which shall be prepared in accordance with IFRS, applied on a consistent basis and be reviewed by the Company's auditor.

4.2 The Seller shall ensure that the Group's Pro-Forma Balance Sheet is delivered to Purchaser eight weeks following the Signing Date at the latest, together with a statement setting out the calculation of the Purchase Price in accordance with Clause 3.1 and the amount of any Balancing Amount in accordance with Clause 3.5 (the "SELLER'S FINAL PURCHASE PRICE CALCULATION").

4.3 During a period of eight weeks after delivery by the Seller of the Group's Pro-Forma Balance Sheet and the Seller's Final Purchase Price Calculation, the Purchaser and its accountants shall be entitled to review the Group's Pro-Forma Balance Sheet and the Seller's Final Purchase Price Calculation and shall, at its request, be granted access to the working papers of any accountants instructed by the Seller for these purposes on customary terms of release. Purchaser shall notify the Seller in writing of any objections to any items which are relevant for the calculation of the Purchase Price or any Balancing Amount within six (6) weeks (provided that such notice is in no event required to be given prior to 16 April 2007) of receipt of the Group's Pro-Forma Balance Sheet and the Seller's Final Purchase Price Calculation, specifying the changes it wishes to make and providing summary justification for its views. If no written objections are received by Seller in due form within such period, the Group's Pro-Forma Balance Sheet and Sellers' Final Purchase Price Calculation shall become binding on the Parties.

4.4 If Purchaser duly notifies the Seller of objections pursuant to Clause 4.3, then the Seller and Purchaser shall endeavour to determine the disputed items by mutual agreement. If the Seller and the Purchaser reach agreement, the Group's Pro-Forma Balance Sheet and the Seller's Final Purchase Price Calculation, as varied by such agreement, shall become binding on the Parties. If and to the extent that the Seller and Purchaser fail to reach agreement within ten (10) Business Days after receipt by Seller of Purchaser's written objections, each of the Seller and the Purchaser shall have the right to refer the matter to KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Berlin, which, acting as expert (Schiedsgutachter) (the "EXPERT"), shall determine the items still in dispute. The Expert must determine any item such that it is not greater or less than the figures proposed by the Seller and Purchaser. The Expert shall, taking account of any matters already agreed by the Seller and Purchaser, also determine the changes (if any) to be made to the Seller's Final Purchase Price Calculation, as a result of the Expert's determination of the items in dispute. Such changes will be binding on the Parties. The Parties shall instruct the Expert to complete its review and determination within twenty (20) Business Days of referral from the Seller or the Purchaser, as applicable. The Parties shall be given the opportunity to present their views in English in writing and at an oral hearing chaired by the Expert. The costs of the Expert shall be borne pursuant to the principles set forth in Sections 91 et. seq. German Civil Procedure Code (Zivilprozessordnung).

4.5 The Share Purchase Price for the Share as finally calculated pursuant to this Clause 4 is referred to as the "FINAL PURCHASE PRICE".

5.   SIGNING DATE, CLOSING DATE, CLOSING CONDITIONS

5.1  Definition

     Signing Date, Closing Date and Economic Transfer Date shall have the following meaning in this Agreement:

     5.1.1 "SIGNING DATE" shall be the day on which this Agreement has been duly executed by the Parties before a notary public;

     5.1.2 "CLOSING DATE" shall be the day as defined in Clause 5.2 below;

     5.1.3 "ECONOMIC TRANSFER DATE" shall be 31 December 2006, 24:00 hours/1 January 2007, 0:00 hours.

5.2 Unless the Parties agree otherwise, the completion of the Transaction ("CLOSING") shall occur on the fifth (5) Business Day after the Condition Precedent set out in Clause 1.3.1 has been satisfied or waived in accordance with Clause 1.4 ("CLOSING DATE"), provided that Purchaser shall in no event be obliged to consummate the Closing less than five (5) Business Days after Seller has delivered the documents referred to in the last paragraph of Section 3.2.

5.3 The Closing shall take place at the offices of Clifford Chance at Mainzer Landstrasse 46, in 60325 Frankfurt am Main, unless otherwise agreed by the Parties.

5.4 On the Closing Date the Parties shall take, or cause to be taken, the following actions ("CLOSING ACTIONS") which shall be taken in the order set forth below and which shall be deemed to have been taken simultaneously (Zug um Zug):

     (a) Seller shall procure the sale, transfer and assignment to Belden Wire&Cable Company (or another subsidiary to be nominated by Purchaser Guarantor at the latest 10 Business Days prior to the Closing Date), with effect as at a time immediately preceding the Closing, the shares in Hirschmann Automation and Control Inc. (as referred to in (D) (vii) of the Preamble) in accordance with a share and transfer agreement substantially in the form of the draft set out in SCHEDULE 5.4 (A);

     (b) Purchaser shall pay a portion of the Purchase Price equal to EUR 15,000,000 (in words: fifteen million Euros) in immediately available funds free of charge, taxes and other deductions (other than those by the escrow agent's bank) by wire transfer to the Escrow Account as defined in the Escrow Agreement.

          The funds to be paid to the Escrow Account in accordance with the foregoing shall, subject to Clause 8.3.4 serve as the only security of any and all claims of the Purchaser against the Seller under and in connection with this Agreement.

     (c) Purchaser shall pay the remaining portion of the Purchase Price (minus the Escrow Amount) and the Purchase Price Interest in immediately available funds free of charge, taxes and other deductions (other than those by Seller's bank) by wire transfer to the following bank account ("SELLER'S ACCOUNT"):

          Account number: IBAN LU51 0141 8358 6110 0000 EUR
          Account holder: Hirschmann Electronics Holding S.A.
          Bank:           ING Luxembourg S.A.
          Swift Code:     CELLLULL

     (d) Purchaser shall pay, on behalf of the Company, the Senior Credit Repayment Amount in immediately available funds free of charge, taxes and other deductions by wire transfer to the account as set out in the release letters referred to in Clause 3.2 last paragraph (ii).

     (e) Purchaser shall pay, on behalf of the Company, the Vendor Loan Note Amount in immediately available funds free of charge, taxes and other deductions by wire transfer to the following bank account of Rheinmetall AG:

          Account number: 02 117 277 00
          Account holder: Rheinmetall AG
          Bank:           Dresdner Bank AG, Dusseldorf
          Bank Code:      300 800 00
          Swift Code:     DRES DE FF 300
          IBAN:           DE18 3008 0000 0211 7277 00

     (f) Purchaser shall pay, on behalf of the Company, the Total PLTA Amounts (to the extent outstanding) in immediately available funds free of charge, taxes and other deductions by wire transfer to the following bank accounts of HCC:

          Account number: 7 495 509 597
          Account holder: Hirschmann Car Communication GmbH
          Bank:           Baden-Wurttembergische Bank AG, Karlsruhe
          Bank Code:      600 501 01

          Swift Code:     SOLADEST
          IBAN:           DE58 6005 0101 7495 97

     (g) The Parties shall execute a closing memorandum substantially similar to the form as attached in SCHEDULE 5.4(G) confirming the satisfaction
          - or waiver if applicable - of the Conditions Precedent and the Closing Actions.

6.   MERGER CONTROL PROCEEDINGS; OTHER REGULATORY REQUIREMENTS; WITHDRAWAL
     RIGHTS

6.1 Purchaser (and Seller, to the extent any filing cannot be made by Purchaser on behalf of Seller under applicable law or any cooperation by Seller is required) shall ensure that any filings necessary in connection with any merger control clearance referred to in Clause 1.3.1 and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made within two weeks (subject to any assistance required from Seller) after the Signing Date. Any filings made by either Party shall require the prior written consent of the other Party which shall not be unreasonably withheld, conditioned or delayed.

6.2 In order to obtain all requisite approvals for the transactions contemplated by this Agreement under merger control laws, Purchaser and Seller shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) promptly provide each other with copies of any material written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding and (iv) give each other and their respective advisers the opportunity to participate in all material meetings and conferences with any competent authority.

6.3 Purchaser shall upon Seller's request, offer, consent, and comply with, any obligations or conditions (Auflagen und Bedingungen), commitments (Zusagen) or other agreements required by any competent merger control authority as a condition to the clearance of the transactions contemplated hereby unless this would cause an unreasonable hardship (Unzumutbarkeit) for Purchaser with respect to the business of the Hirschmann Group Companies and/or the business currently conducted by Purchaser.

6.4 If and to the extent the Closing is permissible pursuant to Clause 1.3.1, but the Transaction has, due to still pending merger control proceedings, not been cleared under the laws of any jurisdiction for which the antitrust approval has not been made a Condition Precedent, the transfer of the Share to be performed at Closing shall be performed to the maximum extent legally possible. Purchaser shall agree to all appropriate measures, including "hold separate" arrangements for individual members of the Hirschmann Group Companies, so that such companies can be exempted for the time being (until consummation permitted) from consummation. If the respective requirements are not met six (6) months after the approvals pursuant to Clause 1.3.1 have been obtained, Seller as well as Purchaser may request a sale of the retained companies to a third party which sale shall be effected for the account of Purchaser and to the extent legally permissible in accordance with the instructions reasonably given by Purchaser. The foregoing shall not further delay the Closing Date nor affect the obligation of Purchaser to pay the full amount of the Purchase Price and the Purchase Price Interest at Closing.

6.5 Purchaser may not request any adjustment or repayment of the Purchase Price or Purchase Price Interest or other amendment of this Agreement as a result of any divestiture or other action pursuant to Clause 6.4, of any legal consequences caused by the non-compliance with any filing requirements in countries other than those listed in Clause 1.3.1 or of any decision by a competent authority after the Closing Date prohibiting any transaction contemplated hereby, without prejudice to any rights and remedies of Purchaser explicitly set forth in this Agreement.

6.6 If the Condition Precedent pursuant to Clause 1.3.1 has not been fulfilled by 30 April 2007, each Party shall be entitled to rescind this Agreement (zurucktreten) by giving written declaration (Rucktrittserklarung) to the other Party unless the Party claiming such withdrawal is responsible for (hat zu vertreten) the non-fulfilment of the Closing Condition pursuant to Clause 1.3.1. The Seller shall be entitled to rescind this Agreement prior to the Closing by written declaration hereof to Purchaser if the payment of the Purchase Price or the Purchase Price Interest is not made in full when due. The Purchaser shall be entitled to rescind this Agreement prior to the Closing Date by written declaration hereof to the Seller if a Material Adverse Change (as defined below) has occurred in the time between the Economic Transfer Date and the Closing Date. A "MATERIAL ADVERSE CHANGE" shall mean (a) any material change in the asset, financial or profit condition (Vermogens-, Finanz- oder Ertragslage) of the Hirschmann Group Companies taken as a whole or (b) a material breach by the Seller of a warranty, covenant or an indemnification provided in this Agreement and except for (i) any changes resulting from matters disclosed in this Agreement (including its Schedules), (ii) any such event for which the Purchaser is responsible (zu vertreten hat), (iii) general market developments (including changes in stock or capital markets, interest rates, general economic, financial or market conditions) or (iv) changes in or interpretation of laws, regulations or accounting principles. For the purposes of this Clause 6.6 (and without prejudice to the meaning of such term under any other provision of this Agreement) material shall be a loss (incurred or likely to be expected as of the date when the rescission right is exercised) of the Hirschmann Group Companies in 2006 or 2007 exceeding an amount of EUR 15,000,000 (in words fifteen million Euros). For the avoidance of doubt, any future losses (arising in years after 2007) or multiples of an actual loss (if any such loss is expected to recur in future years after 2007) shall not be taken into account. Upon termination of this Agreement, all rights and obligations of all Parties hereunder shall terminate without any liability of any Party to the other Party (other than for breach of this Agreement prior to such termination), provided, however, that (i) Clause 15 of this Agreement shall remain in full force and effect and (ii) the Confidentiality Agreement between Seller and Purchaser dated 06 October 2006 shall remain in full force and effect as if this Agreement had not been entered into.

     A withdrawal in accordance with this Clause 6.6 shall not limit or prejudice any claims the withdrawing Party may have relating to the non-fulfilment of any Closing Condition or non-occurrence of the Closing and committed prior to such withdrawal.

7.   SELLER'S REPRESENTATIONS AND WARRANTIES

7.1 The Parties have intensively discussed and negotiated if and to what extent the Seller shall be liable for defects relating to the Share or the business of the Group and have decided to depart from the statutory warranties regarding a sale (gesetzliche Kaufgewahrleistung). Instead, they have agreed to replace the statutory system and provide for an independent catalogue of specific rights of the Purchaser individually agreed as set forth in this Clause 7. Subject to the limitations of liabilities and the explicit restrictions of certain legal rights, agreed in this Agreement, Seller represents and warrants to Purchaser by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311 paragraph 1 BGB, that the statements set out in this Clause 7.1 are true and correct as of the Signing Date and the Closing Date (unless explicitly otherwise stated in the respective representation and warranty). The representations and warranties of the Seller pursuant to this Clause 7.1 shall not constitute guarantees (Garantien) within the meaning of Section 444 BGB, but shall constitute separate, independent obligations of the Seller and the scope and content of each representation and warranty of the Seller and any liability of the Seller arising hereunder shall be exclusively defined by the provisions of this Clause 7 and the remainder of this Agreement, which provisions form an integral part of the representations and warranties given by the Seller. The representations and warranties and Seller's liability thereunder shall apply regardless of Seller's fault (Verschulden).

     7.1.1 The Seller has the full corporate and/or legal power and full authority (corporate and otherwise) to enter into this Agreement and to carry out the Transaction and the Transaction has been duly authorised by all necessary corporate and/or legal action on the part of the Seller. This Agreement has been duly executed by or on behalf of the Seller and constitutes its binding obligations.

     7.1.2 There is no action, suit, investigation or proceeding pending or threatened in writing against or affecting the Seller before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the Transaction.

     7.1.3 The statements in Preamble (A) to (F) are correct and complete.

     7.1.4 The Seller is the sole legal and beneficial owner of the Share. Except as set out in SCHEDULE 7.1.4, the Share is unencumbered and free from any third parties' rights.

     7.1.5 The Company is a limited liability company (Gesellschaft mit beschrankter Haftung - GmbH), duly incorporated and validly existing under German law. The Share is fully paid in and has not been repaid, neither fully nor in part. There are no obligations to make any additional capital contributions. There are no rights of third parties (whether absolute or contingent) for granting of any shares in the Company or to acquire the Share. The Company is not a party to any enterprise agreement within the meaning of Sections 291, 292 AktG entered into with any third party (other than a Hirschmann Group Company), except for the agreements listed in SCHEDULE 7.1.5. There are no silent partnerships in the Company and no indirect participations (Unterbeteiligungen) in the Share and no voting trust arrangements (Stimmbindungsvertrage) or similar arrangements restricting any rights relating to the Share.

     7.1.6 Each of the Hirschmann Group Companies (excluding for the purposes of this Clause the Company) is duly incorporated and validly existing under the respective jurisdiction of incorporation or organisation. The shares in the Hirschmann Group Companies or owned by them (as set forth in the Preamble) are fully paid in and have not been repaid, neither fully nor in part. No Hirschmann Group Company is under any obligation (whether actual or contingent) to make any additional capital contributions or to provide shareholder loans to any other Hirschmann Group Company, except as set forth in SCHEDULE 7.1.6. There are no rights of third parties (whether absolute or contingent) for granting of any shares or to acquire any shares in a Hirschmann Group Company (excluding, for the purpose of this Clause 7.1.6, the Company). There are no indirect participations, profit sharing agreements or other arrangements granting any third party any rights in respect of, or restricting any rights under, any such shares in, or owned by, any such Hirschmann Group Company. Except as disclosed in
          SCHEDULE 7.1.6, no Hirschmann Group Company (excluding, for the purpose of this Clause, the Company) is bound by an enterprise agreement within the meaning of Sections 291, 292 AktG or similar agreement under the laws of any jurisdiction other than Germany or owns any shareholding or interest in any other company or entity, other than as set forth in the Preamble.

     7.1.7 The (i) Company with regard to HV, HE, HAC and (ii) HAC with regard to the HAC Subsidiaries are in each case the sole legal and beneficial owner of all the issued shares. HE with regard to Microlog is the legal and beneficial owner of 30 % of the issued shares; HAC with regard to the HAC Joint Venture Companies is the legal and beneficial owner of 50 % of the issued shares, in each case as set forth in the Preamble. Except as disclosed in SCHEDULE 7.1.7, all such shares held by Hirschmann Group Companies as referred to above are unencumbered and free from any third parties' rights other than (i) restrictions and third party rights, if any, contained in the respective articles of association (or equivalent corporate documents in other jurisdictions) of which true and correct copies have been provided to the Seller prior to the signing of this Agreement or (ii) under applicable law.

     7.1.8 No bankruptcy or insolvency proceedings are pending with respect to any Hirschmann Group Company. Neither Seller nor to the Seller's Best Knowledge (i) any Hirschmann Group Company is insolvent or over-indebted (in the meaning of Section 64 GmbHG), (ii) no insolvency or similar proceedings have been initiated or opened, or rejected because of a lack of assets, and (iii) no circumstances exist which would justify the initiation or opening of such proceedings.

     7.1.9 Except as disclosed in SCHEDULE 7.1.9 and except for any transactions contemplated by or any facts or events disclosed in this Agreement (including Schedules), in the period between 30 June 2006 and the Signing Date each Hirschmann Group Company has conducted its business in the ordinary course (im gewohnlichen Geschaftsbetrieb) consistent with past practice of the respective Hirschmann Group Company and there has not been:

          (a) any corporate reorganization of any Hirschmann Group Company; any divestiture by any Hirschmann Group Company of a shareholding or business to any third party (other than any entity of the Hirschmann Group);

          (b) since 31 December 2006, any declaration or payment of dividends by any Hirschmann Group Company to the Seller or any payments or transfers (Leistungen) whatsoever made to any member of the Seller's Group, other than disclosed in this Agreement;

          (c) since 31 December 2006, any incurrence or guarantee by any Hirschmann Group Company of any indebtedness for borrowed money, other than indebtedness incurred from any other Hirschmann Group Company or incurred in the ordinary course of business under existing loan facilities or credit lines and in amounts and on terms consistent with past practice;

          (d) any entering into any agreement or transaction between a Hirschmann Group Company and the Seller's Group outside the ordinary course of business or on non-arm's length terms;

          (e) since 31 December 2006, any investment by any Hirschmann Group Company in, or the making of any loan to, any other company or entity (other than any entity of the Group) exceeding in each case EUR 500,000 (five hundred thousand);

          (f) any lay-off with respect to a significant part of the workforce of the Group;

          (g) any change in any compensation or benefit of (i) any managing director of the Hirschmann Group Companies or (ii) any employees of a Hirschmann Group Company with an annual fixed remuneration in excess of EUR 100,000 by any Hirschmann Group Company ((i) and (ii) referred to herein as the "KEY EMPLOYEES") in connection with this Agreement or the Transaction or otherwise outside the ordinary course of business; or

          (h) any change in any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles.

     7.1.10 (A) The special purpose consolidated financial statement as at 31 December 2005 of the Hirschmann Group Companies, as audited by PricewaterhouseCoopers, as provided to the Purchaser prior to the Signing Date have been prepared in accordance with IFRS and the Hirschmann accounting principles and give a true and fair view, in accordance with such standards and principles, of the consolidated assets, financial position and results of operations of the Group (including, for the purpose of this Clause 7.1.10, HCC and HCC Subsidiaries) as at such date and for the financial year 2005 respectively. The individual annual accounts of the Hirschmann Group Companies as at 31 December 2005, as audited by PricewaterhouseCoopers and as provided to the Purchaser prior to the Signing Date, have been prepared in accordance with the relevant generally accepted accounting principles in their respective countries of incorporation and give a true and fair view, in accordance with such principles, of the assets, financial position and results of operations of the relevant company as at such date and for the financial year 2005 respectively. The financial statements referred to in this Section 7.1.10.A are collectively referred to herein as the "FINANCIAL STATEMENTS".

          (B) To the Seller's Best Knowledge the pro-forma consolidated financial statements as at 31 December 2006 (as attached as SCHEDULE 7.1.10) have been prepared in accordance with IFRS, consistently applied, and the Hirschmann accounting principles and fairly present, in all material respects and in accordance with such standards and principles, the consolidated assets position, financial position and results of operations of the entities included therein as at such date and for the financial year 2006 respectively, it being understood that such statements have not been audited.

     7.1.11 The Hirschmann Group Companies are the legal and beneficial owners of all real property and other (fixed or current) assets, whether tangible or intangible, reflected in the Financial Statements or acquired by them since 31 December 2005 except for real property sold or disposed of in the ordinary course of business since 31 December 2005, and such real property and other (fixed or current) assets will, as of the Closing, be free and clear of any third party encumbrances, except for (i) common servitudes and similar third party encumbrances which do not adversely affect the current use of the property, (ii) retention of title rights, liens in favour of landlords and similar rights under statutory law or (iii) as set forth in the relevant land register excerpt as at the Signing Date.

     7.1.12 Except as set forth in SCHEDULE 7.1.12, neither the Seller, HCC or any entity affiliated (verbunden) with any of them or controlled or advised by Hg Pooled Management Ltd. (other than the Hirschmann Group Companies) (the "SELLER'S GROUP") nor any of their officers, directors, (direct or indirect) shareholders, employees or agents owns or possesses any assets (whether tangible or intangible, including information technology and know-how) used in any business conducted by the Hirschmann Group Companies and no Hirschmann Group Company uses or requires any services from the Seller's Group in order to carry on its business as currently conducted.

     7.1.13 SCHEDULE 7.1.13 lists all proceedings before any court, arbitrator or authority to which a Hirschmann Group Company is a party as of the date hereof and which involve a value in dispute in excess of EUR 200,000. To the Seller's Best Knowledge and unless otherwise disclosed in SCHEDULE 7.1.13, as of the Signing Date no such proceeding has been threatened to any Hirschmann Group Company in writing and no Hirschmann Group Company has received any written notice by any third party or is otherwise aware that any Hirschmann Group Company (i) is in breach of any material governmental permit or material applicable law (including any environmental permits or environmental laws), (ii) has failed to operate, modify or close any pension plan in accordance with applicable law, (iii) infringes any intellectual property right of any third party or (iv) is manufacturing or has manufactured (to the extent claims may still be outstanding) any products that have serial or design defects.

     7.1.14 Except as disclosed in SCHEDULE 7.1.14, the Hirschmann Group Companies are the unrestricted owners of all rights granted to them under the acquisition agreement, dated 3 February 2004, between the Company and Rheinmetall AG, subject to the terms of such agreement; in particular, no rights of the Hirschmann Group Companies under such agreement have been waived or assigned to any member of the Seller's Group or any other third party (other than any Hirschmann Group Company).

     7.1.15 No Hirschmann Group Company has any obligation or liability to pay any fees or commissions or other compensation, bonus or charge or to reimburse any monies to any broker or finder or any member of the Seller's Group with respect to the transactions contemplated by this Agreement.

     7.1.16 As at the Closing Date, no shareholder loan between any of the Hirschmann Group Companies on the one hand and any member of the Seller's Group on the other hand exists.

     7.1.17 To the Seller's Best Knowledge, the HAC Joint Venture Companies are in material compliance with applicable laws of the People's Republic of China and no facts are known (positive Kenntnis) requiring a material write-off (Abschreibung) of the participation in the HAC Joint Venture Companies by HAC, it being understood that for the purpose of this Clause 7.1.17 the persons listed in the definition of "Seller's Best Knowledge" under A have not made inquiries with the persons listed under B (other than Laurence Burns).

7.2 If any of the statements made by the Seller in Clause 7.1 should be incorrect in whole or in part (such incorrectness of a guarantee in Clause
     7.1 hereinafter referred to as a "BREACH"), the Seller shall, following receipt of the respective written notice of claim by Purchaser:

     7.2.1 restore the position to what it would have been if the Breach had not occurred (Naturalrestitution) within a reasonable time period, but no later than six (6) weeks after receipt of the respective notice of claim. If (i) such restitution is impossible or not reasonably practical or (ii) the Seller finally refuses (ernsthaft und endgultig verweigern) to make restitution in kind, Purchaser may claim compensation in money (Schadensersatz in Geld) under Clause 7.2.2 below before the expiry of the six (6) week period; or

     7.2.2 subject to Clause 7.2.1, pay to Purchaser compensation in money (Schadensersatz in Geld) only for the actual direct damages (unmittelbare Schaden) suffered by the Purchaser as a result of such Breach, excluding in particular (i) any potential or actual reduction (Minderung) in value of the Hirschmann Group Companies or Purchaser,

          (ii) any consequential damages (Folgeschaden), (iii) any loss of profits (entgangener Gewinn), (iv) damages/losses to good will or for lost opportunities (entgangene Geschaftschancen) and (v) any internal costs and expenses incurred by the Hirschmann Group Companies or Purchaser. Notwithstanding the above, the following damages shall be deemed to be actual direct damages: (a) any damages resulting in a cash expenditure of the Companies or Purchaser or (b) any damages referred to in (i) - (v) above which are the subject of a third party claim raised against any Hirschmann Group Company or Purchaser.

     7.2.3 If and to the extent damages are paid to any of the Hirschmann Group Companies, such payments shall be construed and deemed as contributions (Einlage) made by Purchaser into the respective company and shall be treated as a reduction of the Purchase Price as between the Parties. If and to the extent a breach of a Seller's Guarantee relates to a company in which Seller hold less than 100 % of the total equity, the amount of damages suffered by such company and to be paid by Seller hereunder shall be the total amount of damages/losses incurred by the respective company multiplied by Seller's direct or indirect shareholding percentage.

8.   LIMITATION OF SELLER'S LIABILITY

8.1  All claims of Purchaser against the Seller under Section 7.1 or Section
     10.1 (such claims under Sections 7.1 or 10.1 referred to hereinafter as "PURCHASER'S CLAIMS") shall be time barred twelve (12) months after the Closing Date but in any event not before 30 April 2008, except for claims based on Clause 7.1.4 or 7.1.7, which shall be time barred three (3) years after the Closing Date. Claims under Sections 11 and 13.1 shall be time barred three (3) years after the Closing Date. These limitation periods shall be suspended (gehemmt) with regard to a particular claim against the Seller only upon (i) written acknowledgement (Anerkenntnis) of such claim by the Seller or (ii) by Purchaser initiating proceedings in accordance with Clause 15.10 against the Seller within the meaning of Section 204 paragraph 1 No. 11 BGB in respect thereof before the competent arbitral tribunal or (iii) pursuant to Sections 204 paragraph 1 nos. 5 or 9 BGB.
     Section 203 BGB shall not apply.

8.2 Purchaser shall not be entitled to bring a Purchaser's Claim and the Seller shall not be liable if and to the extent:

     8.2.1 Purchaser fails to inform the Seller in writing without undue delay, however, no later than one month, after becoming aware of any alleged incorrectness, fails to give the Seller the opportunity to remedy the incompleteness or incorrectness pursuant to Clause 7.2.1 within the agreed six (6) weeks' time period, or fails to use all reasonable efforts to mitigate its loss and any such non-compliance with this Clause 8.2.1 has resulted in a higher obligation or liability of the Seller; or

     8.2.2 the damage results from or is increased by the passing of, or any change in, after the Closing Date, any law, rule, regulation or administrative practice of any government, governmental authority, agency or regulatory body.

     For the avoidance of doubt, the Seller's guarantees in Section 7 shall apply regardless of any knowledge or disclosure of the relevant facts by or to Purchaser other than any disclosure in this Agreement. Section 442 BGB shall not apply.

8.3 The liability of the Seller under or in connection with this Agreement shall be limited as follows:

     8.3.1 The Purchaser is entitled to raise a Purchaser's Claim only to the extent that any individual claim exceeds EUR 50,000 (in words: fifty thousand Euros) (de minimis threshold) and only (ii) if and to the extent the sum of all such claims exceeds EUR 1,000,000 (in words: one million Euros) in which case only the exceeding amount can be claimed by Purchaser from Seller (Freibetrag). This Clause 8.3.1 shall not apply to a claim by the Purchaser against the Seller pursuant to Clauses 7.1.4 to 7.1.7 and a breach by the Seller of (i) Clause 10.1.4 and/or (ii) Clause 10.1.5 to the extent it relates to the Company, HV, HE or HAC only.

     8.3.2 Subject to Clause 8.3.3, for all Purchaser's Claims and claims under
          Section 11 and 13.1, the maximum aggregate liability of the Seller is EUR 15,000,000 (in words: fifteen million Euros), except for any claims due to a Breach pursuant to Clauses 7.1.4 to 7.1.7 or 10.1.4, for which the maximum aggregate liability is the amount of the total Final Purchase Price.

     8.3.3 For claims in respect of fraud or wilful misconduct, the statutory rules shall apply.

     8.3.4 Any Purchaser's Claim and any other claim of Purchaser under this Agreement against the Seller shall be secured under and released in accordance with the Escrow Agreement in the form attached as SCHEDULE
          (K). For the avoidance of doubt, the right to demand payments under the Escrow Agreement shall be the exclusive remedy for any payment claims which are Purchaser's Claims or indemnity claims under Sections 11 or 13.1 (including payment claims based on breaches of guarantees, covenants or indemnity provisions) of the Purchaser against the Seller under this Agreement and Purchaser shall not be entitled to make any direct claim against the Seller, provided that this shall not apply for any claim under Clauses 7.1.4 to 7.1.7 and 10.1.4, if and to the extent the amount in the Escrow Account is not sufficient to cover such claim under Clauses 7.1.4 to 7.1.7 and 10.1.4, in which case Seller's aggregate maximum liability is limited to the Final Purchase Price.

8.4 The Purchaser confirms that it has had access to detailed information from and about the Hirschmann Group Companies and has satisfactorily completed an in-depth due diligence review prior to the signing of this Agreement. Consequently, the representations and warranties given by the Seller are limited solely to those expressly set out in Clause 7 and no other representations, warranties, indemnities or guarantees are given, nor any liability assumed by the Seller whether expressly, impliedly or by law.

8.5 Except for the rescission right provided for under Clause 6.6, any right of the Purchaser or the Seller to rescind or withdraw from this Agreement shall be excluded. Any claims and rights of the Purchaser under the independent guarantees provided for in Clause 7, other than the claims under Clause 7.2, irrespective of their legal basis, are excluded. Any claims for specific performance (Vertragserfullung) under this Agreement, any other claims (including indemnity claims) specifically set forth in this Agreement and any claims based on wilful misconduct or under Sections 123 and 826 BGB shall not be affected. In addition, any claims of the Purchaser or the Seller arising from a failure to perform any of the Closing Actions or the breach of any of the covenants and other agreements of the Seller or the Purchaser contained in this Agreement and any claims of the Seller arising from a breach of Purchaser's guarantees shall be governed by applicable law, unless otherwise provided for and in this Agreement, in particular with regards to the limitation of liability for which Section 8.1 to 8.3 shall apply.

8.6 The Parties agree that, except for Clauses 9.2 and 13.2, no provision of this Agreement constitutes a contract for the benefit of a third party within the meaning of Section 328 BGB or otherwise (kein Vertrag zugunsten Dritter oder mit Schutzwirkung fur Dritte).

8.7 Unless certain claims are explicitly provided for or reserved in this Agreement and to the extent legally permissible, any claims and rights of Purchaser or Seller of any legal nature whatsoever are hereby excluded, in particular any further claims based on defects, claims under Section 280 BGB, claims based on breach of pre-contractual obligations (culpa in contrahendo) or breach of contractual obligations (Pflichtverletzung), rights to terminate the Agreement because of the lack of essential qualities, or any claims under Section 313 BGB (Wegfall der Geschaftsgrundlage) or any other rights to terminate the Agreement or exercise any right or remedy which would have a similar effect.

9. PURCHASER'S REPRESENTATIONS AND WARRANTIES; SELLER'S WAIVER AND PURCHASER'S INDEMNITY

9.1 The Purchaser and the Purchaser Guarantor hereby guarantee to the Seller by way of an independent promise of guarantee (selbststandiges Garantieversprechen) that the statements set forth in this Clause 9 are true and correct as of the date hereof and will be true and correct as of the Closing Date. The representations and warranties in Clause 9.1.1 to

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                                                                              33


     Clause 9.1.6 below shall constitute separate, independent obligations of Purchaser and Purchaser Guarantor the scope and content of each representation and warranty of each of them and any liability arising hereunder shall be exclusively defined by the provisions of this Clause 9, which provisions form an integral part of such representations and warranties.

     9.1.1 Purchaser and Purchaser Guarantor have the full corporate power and authority to deliver this Agreement and to carry out the transactions contemplated hereby and such transactions have been duly authorised by all necessary corporate action on the part of Purchaser and Purchaser Guarantor. This Agreement has been duly executed on behalf of Purchaser and Purchaser Guarantor and constitutes their binding obligations.

     9.1.2 There is no action, suit, investigation or proceeding pending against, or threatened against or affecting Purchaser or Purchaser Guarantor before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the transactions contemplated hereby.

     9.1.3 The execution and performance by Purchaser and Purchaser Guarantor of this Agreement and the consummation of the transactions contemplated hereby require no prior approval by or filing with any governmental body, public agency or official or other third party, save only for the Regulatory Clearances.

     9.1.4 Purchaser and/or Purchaser Guarantor are not insolvent or over-indebted and no insolvency proceedings have been initiated or opened, or rejected because of a lack of assets, and no circumstances exist which would justify the initiation or opening of such insolvency proceedings.

     9.1.5 Purchaser and Purchaser Guarantor have sufficient unconditional and immediately available funds to meet their obligations hereunder.

     9.1.6 Purchaser and Purchaser Guarantor do not have any obligation or liability to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which the Seller or any Hirschmann Group Company could become liable.

9.2 Seller hereby waives, and shall cause all members of the Seller's Group to waive, with effect as of the Closing, any claims (on whatever legal basis) which any of them may have against any Hirschmann Group Company, other than
     (i) those set out in SCHEDULE 9.2, or (ii) to the extent that any such claims have been included in the calculation of the Cash, Financial Debt or Working Capital. If after the Closing Date, Seller, any member of the Seller's Group or any of Seller's or Seller's Group's officers, directors, shareholders, employees and agents

     (hereinafter collectively referred to as "BENEFICIARIES") are held liable for any existing or future (known or unknown, actual or contingent) liability or obligation of the Group or of the Seller towards the Group or any liability or obligation arising out of, or in connection with, the conduct of the business of the Group, then any recourse claim of the Beneficiaries under applicable law shall remain unaffected (for the avoidance of doubt, without prejudice to any rights and remedies Purchaser may have with respect to the relevant matter under this Agreement).

10.  FURTHER COVENANTS OF THE PARTIES

10.1 The Seller undertakes to ensure that from the Signing Date until the Closing Date, without the prior approval of Purchaser (which approval shall not be unreasonably withheld) and so far as legally permissible, from the Signing Date until the Closing Date each of the Hirschmann Group Companies shall, except for any transactions contemplated by or any facts or events disclosed in this Agreement (including Schedules):

     10.1.1 conduct its business in the ordinary course of business consistent with past practice;

     10.1.2 not carry out or effect any material capital expenditures or other material investments in excess of those amounts already approved in any relevant budget or capital expenditure plan of the Hirschmann Group Companies, as disclosed to Purchaser prior to the Signing Date; continue to make any capital expenditures and investments in accordance with such budget or capital expenditure plan;

     10.1.3 maintain all material insurance protection for the business (as described in SCHEDULE 10.1.3) of each of the Hirschmann Group Companies;

     10.1.4 not declare, make or pay any dividends or distributions or make any other payments or transfers (Leistungen) to Seller, other than in accordance with the terms of existing agreements entered into on arm's length terms and disclosed in SCHEDULE 10.1.4;

     10.1.5 not make or resolve any corporate restructuring; not materially amend any of their constitutional documents; not issue any shares or agree upon such issuance or grant any option or encumbrance in respect of or over shares or any such securities;

     10.1.6 not increase any principal amounts under, or change any terms of, the Senior Credit Agreement or the Vendor Loan Note (for the avoidance of doubt, any drawings by Hirschmann Group Companies under the existing credit facilities, e.g. under the working capital line, shall not be prohibited under this Clause 10.1.6) or incur any other financial debt (within the meaning of Clause 3.2(b)) in excess of EUR one (1) million in the aggregate and not incur any debt under intercompany loans from the Seller's Group;

     10.1.7 not take or resolve any of the actions referred to in Section 7.1.9
          (d); and

     10.1.8 not enter into any agreements outside the ordinary course of business, consistent with past practice (including any agreements which provide for unusually onerous terms and conditions for a Hirschmann Group Company); not enter into or amend any agreement with any member of the Seller's Group or Microlog (or any of its subsidiaries); consult with the Purchaser prior to entering into (i) any agreement with any customer providing for sales in excess of EUR 5
          (five) million; (ii) any other agreement that provides for a compensation in excess of EUR 5 (five) million per annum and cannot be terminated without penalty within 90 days or less or materially amend any such agreement existing as of the Signing Date.

10.2 Seller and Purchaser, respectively, shall use their best efforts to ensure that the Conditions Precedent are satisfied as soon as possible after the Signing Date (in particular that the Regulatory Clearances are obtained without any conditions or obligations being attached thereto).

10.3 If the Seller or Purchaser becomes aware that it is reasonably likely that the Conditions Precedent in Clause 1.3 will not be satisfied or that conditions or obligations may be imposed which could adversely and materially affect the respective other Party or hinder or delay the Closing Date, it shall notify the respective other Party forthwith in writing without undue delay.

10.4 At all times after the Closing Date, Purchaser will grant the Seller and its advisors and representatives reasonable access to the books, records and employees of the Company, which the Seller may require for auditing, tax and other regulatory purposes. At all times after the Signing Date and prior to the Closing Date, Seller will (i) provide Purchaser and its advisors and representatives reasonable access to books, records and employees of the Company, which the Purchaser requires in connection with the preparation of the consummation of the Transaction including the review pursuant to Clause 4.3 or the preparation of any financial statements, reports or other documents in order to fulfil any regulatory requirements in connection with the Transaction and (ii) further reasonably cooperate, and cause its advisers and representatives to reasonably cooperate, with Purchaser in this respect, provided that any out-of-pocket expenses reasonably incurred by Seller in connection with such cooperation (after consultation with Purchaser) shall be borne by Purchaser.

10.5 The Seller covenants and shall ensure that for a period of two years after the Closing Date, neither the Seller nor any other member of the Seller's Group will directly or indirectly hire as an employee, a company organ or as an advisor, or solicit in each case either Mr Sitzmann, Mr Schicker or Dr Schneider in connection with the engagement of any business competing with the business of the Group in the businesses of industrial ethernet products (hardware and software solutions) (INET), connectivity, cordsets and fiber interfaces for industrial automations applications
     (ICON) and load moment indicators for load carrying equipment and safety platforms (ECS) ("COMPETING BUSINESS").

10.6 The Seller covenants and shall ensure that for a period of two years after the Closing Date, neither the Seller nor any other member of the Seller's Group will solicit for employment any Key Employee.

10.7 Seller shall ensure that, for a period of two years after the Closing Date or, with respect to technical know-how, for a period of five years after the Closing Date, the Seller and all other members of the Seller's Group will keep confidential and not disclose to any third party any business or trade secrets of the Group, other than those which have become publicly known through no fault of the Seller's Group or which the Seller's Group is required to disclose in order to comply with any legal requirements or stock exchange regulations.

10.8 The Parties agree and Seller shall procure that, with effect as of the Economic Transfer Date, except as expressly agreed by Purchaser in writing, there shall be no agreements and arrangements between any Hirschmann Group Company on the one hand and any member of the Seller's Group on the other hand, other than the agreements set out in SCHEDULE 10.8. The Seller undertakes and shall procure that prior to the Closing Date the trademark license agreement listed in Schedule 10.8 will be amended in a way that the trademarks licensed therein can only be used by HCC (i) in the business as conducted by HCC as of the Signing Date (to be specifically defined in the amendment to the trademark license agreement in a manner to be agreed with the Purchaser), (ii) in the field of the automotive industry and (iii) in no event in the field of the Competing Business.

11.  TAX INDEMNITY

11.1 Subject to the provisions of this Clause 11, Seller shall indemnify Purchaser and the Hirschmann Group Companies from all taxes, social security contributions and other public charges (including any penalties, interest and other additions thereto) ("TAXES") (a) assessed against or payable by any of the Hirschmann Group Companies after the Economic Transfer Date or (b) assessed and payable before the Economic Transfer Date, but not paid before the Economic Transfer Date, in either event if and to the extent the Taxes relate to (i) any period after 31 December 2003 and prior to the Economic Transfer Date or (ii) any period prior to 31 December 2003, to the extent that any such Taxes have arisen as a result of any actions by Seller or entity affiliated with it (including any Hirschmann Group Company or HCC or HCC Subsidiary) after 31 December 2003 and can, as a result of such action, not be reclaimed from Rheinmetall AG under the Share Purchase and Transfer Agreement, dated February 3, 2004, with Rheinmetall AG or (iii) any period after the Economic Transfer Date and prior to the Closing Date, but, in the case of (iii), only to the extent that such Taxes arise from any transaction with any member of the Seller's Group to the extent that such transactions are outside the ordinary course of business of the Hirschmann Group Companies, any failure to file any Tax return or pay any Tax in accordance with applicable law.

11.2 To the extent that any (net) Tax savings or other advantages of a Hirschmann Group Company or Purchaser arise, as a result of the Taxes indemnified by Seller pursuant to Clause 11.1, within a period of three (3) years after the Closing Date, such Tax savings shall, if obtained by the relevant Hirschmann Group Company or Purchaser before or at the time when Purchaser's indemnity claim is due, reduce Seller's indemnity obligation; otherwise Purchaser shall pay the amount of such Tax savings or other advantages to Seller within 10 Business Days after they have been so obtained by the relevant Hirschmann Group Company or Purchaser.

11.3 Seller's indemnification obligations pursuant to Clause 11.1 shall be net of the aggregate amount of any refunds of Taxes relating to any period prior to the Economic Transfer Date and received by the Hirschmann Group Companies after the Economic Transfer Date. Any refunds of Taxes for the Hirschmann Group Companies received by the Hirschmann Group Companies or the Purchaser within three (3) years after the Closing Date for periods prior to the Economic Transfer Date shall be paid to the Seller within 10
     (ten) Business Days after the relevant Tax refund has been received from the competent Taxing Authority or used by Hirschmann Group Companies or the Purchaser. To the extent that any additional Taxes or other disadvantages of a Hirschmann Group Company or Purchaser arise, as a result of any such Tax refunds set off or reimbursed by Seller pursuant to Clause 11.3, within a period of three (3) years after the Closing Date, such Tax disadvantages shall, if incurred by the relevant Hirschmann Group Company or the Purchaser before or at the time when the Seller's reimbursement claim is due, reduce the Purchaser's reimbursement obligation; otherwise the Seller shall pay the amount of such Tax disadvantages to the Purchaser within 10 Business Days after they have been so incurred by the relevant Hirschmann Group Company or Purchaser.

11.4 Any indemnity payment pursuant to Clause 11.1 shall become due within ten
     (10) Business Days after Purchaser has notified Seller in writing of the respective Tax (such notice to include copies of all relevant Tax assessments), but in no event earlier than five (5) Business Days before the relevant Tax becomes due and payable to the competent Taxing Authority.

11.5 Seller's aggregate liability under this Clause 11 shall be limited as set forth in Clause 8.3.2.

11.6 Any claims of Purchaser under Clauses 11.1 shall be time-barred as set forth in Clause 8.

11.7 After the Closing, Purchaser shall notify Seller as promptly as reasonably practicable of any proposed audit or assessment relating to any Tax with respect to which Seller may reasonably incur any liability hereunder. Purchaser shall cause the respective Hirschmann Group Companies to give Seller and the Seller's advisors bound to professional secrecy the opportunity to participate in any audits, in their preparation or other proceedings related to any such Tax. The Purchaser will reasonably cooperate, upon Seller's request, in any filing of objections against assessments and commitments of Taxes for the periods until the Economic Transfer Date. If the Purchaser does not comply with the above obligation (e.g. cooperate in any filings of objections), any claims of Purchaser against Seller under this Clause 11 shall be excluded to the extent such failure has the consequence that the Seller's liability under this Clause 11 is increased by such failure.

12.  GUARANTEE

     Purchaser Guarantor hereby irrevocably and unconditionally guarantees the due fulfilment by Purchaser of all of Purchaser's obligations under Sections 3 and 5 of this Agreement.

13.  OTHER SPECIFIC INDEMNITIES

13.1 Seller shall indemnify and hold harmless the Purchaser and the Hirschmann Group Companies from any liability of any kind (and damages arriving therefrom) which arise from any shareholding owned by Hirschmann Group Company in HCC or any HCC Subsidiary or any agreement or arrangement (including any control or profit transfer agreement or tax consolidation) with HCC or any HCC Subsidiary or otherwise relate to the shares, assets, liabilities or business of HCC or the HCC Subsidiaries, except (i) for any liabilities resulting from existing agreements between Hirschmann Group Companies and HCC or HCC Subsidiaries referred to in SCHEDULE 10.8 or (ii) to the extent any such liabilities are included in the calculation of Cash, Financial Debt or Working Capital.

13.2 Purchaser (i) shall not and (ii) shall procure and take all necessary actions that the Hirschmann Group Companies shall not make or enforce or assign any claims against HCC Subsidiaries, HCC and its shareholder (in each case by way of agreement for the benefit of third parties, Section 328 para. 1 BGB), except for (i) any claims of the Company against HCC resulting from the termination of the HCC PLTA Agreement and (ii) for any claims against HCC or HCC Subsidiaries resulting from existing agreements between Hirschmann Group Companies and HCC or HCC Subsidiaries, respectively, referred to in SCHEDULE 10.8.

14.  CONFIDENTIALITY

14.1 The Parties must keep secret the contents of this Agreement to the extent that no statutory disclosure obligations exist or the respective other Party has not consented to the disclosure.

     The Parties must also keep secret any information they have received about each other and about the enterprises affiliated with the respective other Party as defined in Section 15 AktG since they have started talks about the acquisition of the Share, to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.

14.2 If any disclosure or announcement of confidential matters referred to in Clause 14.1 is required by law or by any regulation, rule or any governmental or quasi governmental authority, such disclosure may be made by the Party which has been addressed but, to the extent possible and practicable, only upon advice of its legal counsel and after consultation with the other Party and after taking into account any reasonable steps, one of the Parties may request to prevent or limit the scope or impact of such disclosure.

14.3 Notwithstanding the provisions of Clause 14.1 the Seller may disclose the content of this Agreement to any member of the Seller's Group and the content of the provisions contained in Clauses 1.3.5, 5.4 (e) and 13 (which refer to HCC or HCC Subsidiaries) to HCC and any current or future shareholder of HCC.

15.  MISCELLANEOUS

15.1 All notary, court, registration or similar fees, real estate and other transfer taxes, stamp duties and other public levies, as well as the costs of any merger control proceedings or other governmental approvals or filings connected with the execution and implementation of this Agreement, shall be borne by Purchaser. Apart from this, each Party shall bear its own costs and taxes and the costs of its advisors.

15.2 This Agreement, including the Schedules, contains the entire agreement of the Parties with respect to the subject matter hereof. Any supplements or amendments to or a termination of this Agreement, as well as any declarations to be made hereunder, shall be valid only if made in writing, or if required by law, in due notarial form. This shall also apply to any change to, or cancellation of, this provision.

15.3 Unless provided otherwise in this Agreement, all declarations (Willenserklarungen) to be made or notices to be given by the Parties under this Agreement shall be in writing in English and delivered by hand, by courier or by telefax, in which case they must at the same time be sent by regular mail to the Person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:

          To the Seller:
          Hirschmann Electronics Holding S.A.
          Attn. Reinhard Sitzmann/Viktor Schicker

          7 A rue Stumper, L-2557, Luxembourg
          Telefax: +352 26 49 58 43 64

          copy to:
          Clifford Chance
          Attn. Oliver Felsenstein/Burc Hesse
          Mainzer Landstrasse 46
          60325 Frankfurt am Main
          Germany
          Telefax: +49 (69) 7199 4000

          To the Purchaser:
          Kevin Bloomfield
          Vice President, Secretary & General Counsel
          7701 Forsyth Boulevard
          Suite 800
          St. Louis, MO 63105
          USA
          Telefax: +1 (314) 854 8001

          copy to:
          Hengeler Mueller
          Attn. Dr. Wolfgang Meyer-Sparenberg / Dr. Georg Seyfarth Benrather Str. 18-20
          40213 Dusseldorf
          Germany
          Telefax: +49 (211) 8304 170

15.4 Purchaser hereby appoints the law firm of Hengeler Mueller, Attn. Dr. Wolfgang Meyer-Sparenberg, and Seller hereby appoints the law firm of Clifford Chance, Attn. Oliver Felsenstein, as their respective agents for service of process (Zustellungsbevollmachtigte) for all legal proceedings involving Purchaser and Seller arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Seller (which approval shall not be unreasonably withheld). Purchaser and Seller shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case my be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement. A certified copy of the power of attorney shall be submitted to Seller and to Purchaser, respectively.

15.5 Each Party shall be solely responsible for the fulfilment of all obligations, if any, vis-a-vis brokers or finders appointed or used by that Party in respect of the transactions contemplated hereby. Seller shall bear all transaction bonuses, if any, promised by Seller or any Hirschmann Group Company and payable to the management of the Hirschmann Group Companies in connection with this Agreement.

15.6 No Party shall be entitled (a) to set off (aufrechnen) any rights and claims it may have against any rights or claims any other party may have under this Agreement or otherwise, or (b) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights or claims of the relevant party claiming a right to set off (Aufrechnung) or retention have been acknowledged (anerkannt) in writing by the relevant other party/parties or have been confirmed by final decision of a competent arbitral tribunal (Schiedsgericht) or court (Gericht).

15.7 Purchaser may not assign or otherwise transfer any rights or claims under or in connection with this Agreement to a third party without the prior written consent of the Seller except for the assignment of rights or claims under this Agreement by the Purchaser as security to a bank or financial provider financing this Transaction which assignment, however, shall only become effective after the Purchase Price has been received by Seller or the Escrow Agent as the case may be.

     Unless otherwise explicitly provided for in this Agreement, neither this Agreement nor any provisions contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties and the Purchaser Guarantor.

15.8 This Agreement shall be governed by German law. The English language version shall be determinative (even if a translation is made), provided that where German expressions are used in brackets, the German expression shall be determinative.

15.9 In this Agreement:

     (a) any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

     (b)  the headings shall not affect the interpretation of this Agreement.

15.10 All disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with Arbitration Rules of the German Institution of Arbitration e. V. (DIS) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main. The Arbitral Tribunal consists of three arbitrators. The language of the arbitral proceedings is English.

16.  SEVERABILITY

     Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslucke); in case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period of performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

TABLE OF SCHEDULES

SCHEDULE   TITLE
--------   -----
(F)        HCC Restructuring Steps

(H)        List of Senior Finance and Mezzanine Finance Documents

(K)        Escrow Agreement

1.3.1      Merger Control filing requirements/jurisdictions

1.5        Consent to Assignment of Share

3.2(b)     Financial Liabilities

5.4(a)     Share Transfer Agreement HAC Inc.

5.4(g)     Draft Closing Memorandum

7.1.4      Encumbrances of Share

7.1.5      Enterprise Agreement to which the Company is a party

7.1.6      Other agreements with regard to shares

7.1.7      Encumbrances of shares

7.1.9      Transactions outside the ordinary course of business

7.1.10     Consolidated Pro Forma Financial Statements

7.1.12 Assets and services currently owned or rendered by Seller's Group and used or required by Hirschmann Group Companies

7.1.13     Legal Proceedings and Claims

7.1.14     Ownership of rights under 2004 SPA

9.2        Seller's and Seller's Group Claims not waived

10.1.3     List of Insurance Policies

10.1.4     Dividends, Distributions and other Payments by Hirschmann Group
           Companies to Seller

10.8       Agreements with the Seller's Group after Economic Transfer Date

This deed with schedules has been read aloud to the appeared persons in the presence of the notary, authorized by them, and signed by them and the notary as follows: